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                                                                                                              Exhibit 12
                                                          Wyeth
                                  Computation of Ratio of Earnings to Fixed Charges (3)
                                          (In Thousands, except ratio amounts)
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                                                                        Years Ended December 31,
                                                 -----------------------------------------------------------------------
                                                    2001           2000            1999            1998          1997
                                                 ----------     -----------     -----------     ----------    ----------
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Earnings

Income (loss) from continuing operations before
    federal and foreign taxes (2)                $2,868,747     ($1,101,040)    ($1,907,299)    $3,089,936    $2,364,753

Add:
  Fixed charges                                     439,058         324,887         403,694        371,986       513,860

  Minority interests                                 20,841          26,784          30,301            620         2,421

  Distributed equity income                               0               0               0            771             0

  Amortization of capitalized interest                2,497           1,917           1,803          1,487         1,057

Less:
  Equity income                                      70,372          55,991           2,122            473         9,777

  Capitalized interest                               94,257          43,303          15,375          9,497        12,898
                                                 ----------     -----------     -----------     ----------    ----------

Total earnings (loss) as defined                 $3,166,514       ($846,746)    ($1,488,998)    $3,454,830    $2,859,416
                                                 ==========     ===========     ===========     ==========    ==========

Fixed Charges:

  Interest and amortization of debt expense        $301,145        $238,840        $343,271       $322,970      $461,370

  Capitalized interest                               94,257          43,303          15,375          9,497        12,898

  Interest factor of rental expense (1)              43,656          42,744          45,048         39,519        39,592
                                                 ----------     -----------     -----------     ----------    ----------

    Total fixed charges as defined                 $439,058        $324,887        $403,694       $371,986      $513,860
                                                 ==========     ===========     ===========     ==========    ==========

Ratio of earnings to fixed charges (2)                  7.2             -               -              9.3           5.6


(1)   A 1/3 factor was used to compute the portion of rental expenses deemed representative of the interest factor.

(2)   The results of operations for the twelve months ended December 31, 2001 are adequate to cover fixed charges as defined.  However, the ratio is negatively affected by the REDUX and PONDIMIN diet drug litigation charge of $950,000 taken in the third quarter of 2001.  Excluding the additional charge for the REDUX and PONDIMIN diet drug litigation, the pro forma ratio of earnings to fixed charges would be 9.4 for the twelve months ended
      December 31, 2001.

      The results of operations for the year ended December 31, 2000 are inadequate to cover total fixed charges as defined.  The coverage deficiency for the year ended December 31, 2000 is $324,887.  Excluding the charge for the REDUX and PONDIMIN diet drug litigation of $7,500,000, the gain on sale of Immunex common stock of $2,061,204  and the Warner-Lambert Company termination fee of $1,709,380, the pro forma ratio of earnings to fixed charges would be 8.9 for the year ended December 31, 2000.

      The results of operations for the year ended December 31, 1999 are inadequate to cover total fixed charges as defined.  The coverage deficiency for the year ended December 31, 1999 is $403,694.  Excluding the charge for the REDUX and PONDIMIN diet drug litigation of $4,750,000, the pro forma ratio of earnings to fixed charges would be 8.1 for the year ended December 31, 1999.

(3)   Amounts have been restated to reflect the Cyanamid Agricultural Products business as a discontinued operation.

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